EXHIBIT 10.4
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Case no. 037817-0001 jli/mgl

SHARE TRANSFER AGREEMENT (public limited company)	30 March 2007

between

The company K2Advertising A/S

and

Peter Brockdorff

and

Daniel Soren

and

David Asmussen

and

Finn Balleby

and

Ole Parnam

regarding transfer of the shares in Living Brands A/S

Bech-Bruun Advokatfirma
Frue Kirkeplads 4 · 8100 Aarhus C · Denmark · T +45 72 27 00 00 · F +45 72 27 00 27 · www.bechbruun.com
Copenhagen · Aarhus

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On 30 March 2007,

Peter Brockdorff,
Daniel Soren,
David Asmussen,
Finn Balleby and
Ole Parnam

(hereinafter collectively called "the Sellers")

and

K2Advertising A/S
CVR No. 29937966
Trommesalen 5, 4.
1614 Copenhagen V, Denmark

(hereinafter called "K2" or "the Buyer")

(hereinafter collectively called "the Parties" and individually "Party")

entered into the following Share Transfer Agreement regarding the Buyer's acquisition of all shares in

Living Brands A/S
CVR No. 226395860
Sølvgade 10
1307 Copenhagen K, Denmark

(hereinafter called "the Company")

for an amount of DKK 12,000,000 on the below terms and with payment as indicated in Appendix 1.

The present Share Transfer Agreement shall be conditional upon the tax-free exchange of shares described below being completed and on Nørgård Mikkelsen A/S waiving its pre-emption right to the shares in the Company and approving the transfer of the shares in the Company, cf. Clause 9 below.

It has been agreed that the purchase price shall be paid through an exchange of shares of DKK 8,406,000 and a cash payment to Nørgård Mikkelsen A/S for the shares of DKK 3,594,000. The remaining part of the purchase price shall be paid in the form of a tax-free exchange of the shares in the Company to B shares in K2, cf. the applicable legislation. The Parties have agreed to seek permission for such exchange of shares immediately following the conclusion of the present Share Transfer Agreement.

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1.	Special agreement on acquisition of shares in the Company

1.1

Pursuant to the Shareholders' Agreement and the Company's Articles of Association, a sale of the Company's shares shall be completed in accordance therewith. The Sellers shall be charged with the task of transferring all shares to the Buyer on the terms stipulated in the Shareholders' Agreement and the Articles of Association.

2.	Management

2.1

K2 shall join the management of the Company as from 20 December 2006, regardless of whether the transfer is completed on a later date. However, the Parties have agreed that K2 shall not join the Board of Directors until such time as the purchase price has been paid and the terms stipulated in Clause 10 in the present Agreement have been met.

3.	The Sellers' obligations

3.1

The Sellers warrant that the shares in the Company will be transferred free and unencumbered upon the execution of the present Share Transfer Agreement and that the shares transferred and shares of a nominal value of 174,560, corresponding to 29.95 per cent, belonging to Nørgård Mikkelsen A/S make up the full share capital in the Company. The shares shall be distributed between the Sellers as follows: Peter Brockdorff – nominal value: 135,796, corresponding to 23.29 per cent; Daniel Soren – nominal value: 135,796, corresponding to 23.29 per cent; Ole Parnam – nominal value: 53,640, corresponding to 9.2 per cent; Finn Balleby – nominal value: 48,208, corresponding to 8.27 per cent; David Asmussen – nominal value: 35,000, corresponding to 6 per cent.

4.	Articles of Association and other agreements

4.1

The company Living Brands A/S's articles of association, shareholders' agreements, the Company's two latest annual reports, three latest monthly financial statements (Q42006) and all other agreements and relevant documents, obligations, rights agreements, partnership agreements, rent agreements etc. as well as the list of all assets, movable property and software are attached to the present Agreement as Appendix 2.

4.2

K2's articles of association, shareholders' agreements, two latest annual reports, three latest monthly financial statements (Q42006) and all other agreements and relevant documents, obligations, rights agreements, partnership agreements, rent agreements etc. as well as the list of all assets, movable property and software are attached to the present Agreement as

Appendix 2A.

4.3	Prior to the conclusion of the present Share Transfer Agreement, the Parties and the Parties' auditors have carried out limited due diligence reviews of the Company and K2.

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4.4

Upon the conclusion of the present Share Transfer Agreement, the Sellers and K2MEDIAGROUP A/S have also entered into a shareholders' agreement for the Parties' joint future shareholding in the Buyer, attached as Appendix 3.

5.	Pricing of the Company

5.1	The price of the Company of DKK 12,000,000 has been fixed on the basis of a hitherto realised and a budgeted annual net profit before tax of DKK 2,000,000 multiplied by 6.

5.2

As at 31 December 2006, the Company's equity totals DKK 1,401,000. The Company has made full provision for the Company's employees' holiday pay and extra holiday entitlements. It has been agreed that provision shall be made for costs incidental to wages, severance pay, holiday pay etc. for employees resigning in connection with this transaction in the 2006 financial statements.

6.	Transfer of employees

6.1

The Company and its employees shall be transferred with the obligations and rights in existence as on the day of conclusion of the present Share Transfer Agreement, with the amendments and additions provided in the Shareholders' Agreement concluded. Prior to the conclusion of the present Share Transfer Agreement, the Company's Executive Board has submitted a complete list of names and terms of employment containing information on date of appointment, wages and terms of notice as well as ancillary rights, date of latest wage negotiations and the appurtenant employment contracts on the employees and members of management who have agreed to remain with the Company following the change of ownership.

7.	Employee shares in K2

7.1

It has been agreed that the key employees Henrik Sørensen and Trine Jakobsen shall jointly subscribe for B shares of a nominal value of 5,000 in K2 at a total amount of DKK 600,000 against payment by 1 May 2007, at the latest. They shall receive B shares of a nominal value of 2,500 each.

7.2	K2 is going to offer the key employees in the Company employee shares in K2 within the framework of a future general employee share programme.

8.	Ownership, Board of Directors and Executive Board

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8.1

The Company shall be a subsidiary of K2. As at 1 June 2007, Peter Brockdorff and Daniel Soren shall become executive directors in the Company and report to the CEO of the Company in all respects. In addition, Peter Brockdorff shall initially join K2's Board of Directors.

8.2	It has been agreed that Peter Brockdorff's position in K2 shall be Senior Vice-President and that he shall report to K2's CEO.

9.	Company address

9.1	K2 and its subsidiaries shall reside at Living Brands A/S's address, where offices shall be made available to K2's management, Board of Directors and employees.

9.2	In this connection, K2 will allocate funds for refurbishment of the premises to make them conform to the desired standard. Alternatively, it is contemplated moving to larger premises.

10.	Binding agreement

10.1

The present Share Transfer Agreement shall be binding on the Parties. However, it shall be conditional upon the completion of a tax-free exchange of shares and Nørgård Mikkelsen A/S's waiver of its pre-emption right and approval of the exchange of shares in the Company. With a view to solving the pre-emption right issue mentioned in the Company's Articles of Association and Shareholders' Agreement in respect of Nørgård Mikkelsen A/S and procuring Nørgård Mikkelsen A/S’s approval of the Agreement, the Sellers' lawyer shall present the Agreement to Nørgård Mikkelsen A/S immediately following the conclusion of the present Share Transfer Agreement. The Share Transfer Agreement shall become void if the conditions cannot be met or have been waived by the Parties by 1 June 2007, at the latest.

10.2

During this period, the Sellers shall thus be obliged to refrain from initiating negotiations regarding and/or conclude agreements with third parties on the takeover of all or a part of the shares in the Company and to ensure that the Company does not initiate negotiations and/or conclude agreements with third parties on the takeover of all or a part of the Company's business.

10.3

In the event of failure to comply with the present Clause 10, the Sellers/the Company shall bear K2's costs plus 20 per cent in addition to any claim for compensation set up by K2 against the Sellers for their failure to comply with the Share Transfer Agreement.

11.	Secrecy

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11.1

Any information to third parties, including shareholders, regarding the present Share Transfer Agreement and the Company's strategy shall only be disclosed by K2's Chairman. The Parties shall be obliged to observe secrecy regarding the present Share Transfer Agreement and its content. In addition, the Parties agree that any disputes between the Parties shall not be made public.

11.2

In the event that a Party fails to observe its secrecy obligation, such Party shall pay a penalty of DKK 100,000 to the other Party. In the event that a Party is able to document that it has suffered a loss exceeding the above penalty, such loss shall also be covered by the Party in breach.

12.	Arbitration clause

12.1	Any disputes arising out of the present Agreement shall be settled in accordance with the "Rules of Procedure of Danish Arbitration" (Regler for behandling af sager ved Det Danske Voldgiftsinstitut).

12.2	The arbitration tribunal shall consist of one (1) arbitrator to be appointed by Danish Arbitration.

13.	Other provisions

13.1	The tax effect for one Party of the Share Transfer Agreement shall be of no concern to the other Party.

13.2	The Parties shall bear their own costs incidental to the conclusion of the present Agreement.

For the Sellers	For the Buyer

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/s/ Peter Brockdorf	/s/ Jesper Svane Thomsen
Peter Brockdorff	Jesper Svane Thomsen
Director	Member of the Board

/s/ Daniel Soren	/s/ Klaus Aamann
Daniel Soren	Klaus Aamann
Director	Member of the Board

/s/ David Asmussen
David Asmussen

/s/ Finn Balleby
Finn Balleby

/s/ Ole Parnam
Ole Parnam

*****

Henrik Sørensen and Trine Jakobsen accept Clause 7.1 of the Share Transfer Agreement and shall thus be entitled to subscribe for shares of a nominal value of DKK 2,500 in the Company, cf. Clause 7.1

/s/ Henrik Sørensen	/s/ Trine Jakobsen
Henrik Sørensen	Trine Jakobsen

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Appendix 1

Exchange of Living Brands' shares to K2Advertising A/S B shares

8.27% owned by Finn Balleby with B shares of a nom. value of 7,775 for	DKK	962,700
23.29% owned by Peter Brockdorff with B shares of a nom. value of 21,310 for	DKK	2,824,500
23.29% owned by Daniel Soren with B shares of a nom. value of 21,310 for	DKK	2,824,500
6% owned by David Asmussen with B shares of a nom. value of 5,505 for	DKK	690,300
9.20% owned by Ole Parnam with B shares of a nom. value of 9,200 for	DKK	1,104,000

Exchange of shares	DKK	8,406,000

29.95% of the shares in Living Brands owned by Nørgård Mikkelsen	DKK	3,594,000
Total purchase price	DKK	12,000,000

*****